SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

TEMPLETON GLOBAL INCOME FUND

(Name of Registrant as Specified In Its Charter)

SABA CAPITAL MANAGEMENT, L.P.

SABA CAPITAL MANAGEMENT GP, LLC

SABA CAPITAL MASTER FUND, LTD.

BOAZ R. WEINSTEIN

KAREN CALDWELL

KETU DESAI

MARK HAMMITT

ANATOLY NAKUM

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act
Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

TEMPLETON GLOBAL INCOME FUND (GIM) A PRESENTATION TO INSTITUIONAL SHAREHOLDER SERVICES INC. MAY 17, 2022

PAGE 2 Saba Capital Strictly Private and Confidential Performance vs. Benchmark

PAGE 3 Saba Capital Strictly Private and Confidential Persistent Discount

PAGE 4 Saba Capital Strictly Private and Confidential Saba Letter to Board

Saba | Capital

Disclaimer

Saba Capital Management, L.P. ("Saba Capital"), Saba Capital Master Fund, Ltd. ("SCMF"), Saba Capital Management GP, LLC ("Saba Management"), Boaz R. Weinstein ("Mr. Weinstein," and together with Saba Capital, SCMF and Saba Management, "Saba"), Karen Caldwell ("Ms. Caldwell"), Ketu Desai ("Mr. Desai"), Anatoly Nakum ("Mr. Nakum") and Mark Hammitt ("Mr. Hammitt," and together with Ms. Caldwell, Mr. Desai and Mr. Nakum, the "Nominees," and the Nominees together with Saba, the "Participants") have filed with the Securities and Exchange Commission (the "SEC") a definitive proxy statement and accompanying form of GOLD proxy to be used in connection with the solicitation of proxies from the shareholders of Templeton Global Income Fund (the "Fund"). All shareholders of the Fund are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants, as they contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying GOLD proxy card is being furnished to some or all of the Fund's shareholders and is, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/. Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive proxy statement filed by the Participants with the SEC on April 14, 2022. This document is available free of charge from the SEC website.

This presentation is for general informational purposes only, is not complete and does not constitute an agreement, offer, a solicitation of an offer, or any advice or recommendation to enter into or conclude any transaction or confirmation thereof (whether on the terms shown herein or otherwise). This presentation should not be construed as legal, tax, investment, financial or other advice. The views expressed in this presentation represent the opinions of Saba and are based on publicly available information with respect to the Fund. Saba recognizes that there may be confidential information in the possession of the Fund that could lead the Fund to disagree with Saba' conclusions. Certain financial information and data used herein have been derived or obtained from filings made with the SEC or other regulatory authorities and from other third party reports. Saba has not sought or obtained consent from any third party (other than the individuals who have provided the testimonials included in this presentation) to use any statements or information indicated herein as having been obtained or derived from statements made or published by third parties, nor has it paid for any such statements. Any such statements or information should not be viewed as indicating the support of such third party for the views expressed herein. Saba does not endorse third-party estimates or research which are used in this presentation solely for illustrative purposes. No representation or warranty, express or implied, is made that data or information, whether derived or obtained from filings made with the SEC or any other regulatory agency or from any third party, are accurate. Past performance is not an indication of future results. Neither the Participants nor any of their affiliates shall be responsible or have any liability for any misinformation contained in any statement by any third party or in any SEC or other regulatory filing or third party report. Unless otherwise indicated, the figures presented in this presentation have not been calculated using generally accepted accounting principles ("GAAP") and have not been audited by independent accountants. Such figures may vary from GAAP accounting in material respects and there can be no assurance that the unrealized values reflected in this presentation will be realized. There is no assurance or guarantee with respect to the prices at which any securities of the Fund will trade, and such securities may not trade at prices that may be implied herein. The estimates, projections, pro forma information and potential impact of the opportunities identified by Saba herein are based on assumptions that Saba believes to be reasonable as of the date of this presentation, but there can be no assurance or guarantee that actual results or performance of the Fund will not differ, and such differences may be material. This presentation does not recommend the purchase or sale of any security. Saba reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Saba disclaims any obligation to update the data, information or opinions contained in this presentation.

Saba Capital

Strictly Private and Confidential

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